Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sidus Space, Inc.

We consent to the inclusion in the foregoing Registration Statement of Sidus Space, Inc. (the “Company”), to Amendment No. 1 to Form S-1 of our report dated April 4, 2022 relating to our audits of the consolidated balance sheets as of December 31, 2021 and 2020, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2021 and 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

January 25, 2023